iRhythm Technologies Announces Chief Commercial Officer Transition and Schedules Second Quarter Earnings Release and Conference Call for
August 4, 2022

SAN FRANCISCO, July 18, 2022 (GLOBE NEWSWIRE) – iRhythm Technologies, Inc. (NASDAQ:IRTC), a leading digital healthcare solutions company focused on the advancement of cardiac care, today announced that Dave Vort, the Company’s Chief Commercial Officer, has resigned effective July 25, 2022. To support continued growth and ongoing implementation of iRhythm’s commercial strategy, Mr. Vort will continue to serve the Company as a strategic advisor and actively engage with the Company’s leadership team through March 31, 2023.

“We are grateful to Dave for his many contributions over the past eight and a half years, leading iRhythm from its early commercial days through periods of transformational growth,” said Quentin Blackford, iRhythm’s President and CEO. “Dave was instrumental in building our world-class commercial organization and has played a key role in our ongoing success. We thank Dave for all that he has done for iRhythm and look forward to his continued contributions as a strategic advisor.”

The company also announced that Chad Patterson will join iRhythm’s executive leadership team as its new Chief Commercial Officer, managing the company’s commercial strategy, operations and execution. Mr. Patterson most recently served as Chief Marketing Officer at Dexcom, Inc., where he played a critical role in strategic marketing initiatives to drive revenue growth across multiple geographies.

“As iRhythm expands within its core U.S. markets, into additional international geographies, and into adjacent markets, we are excited to welcome Chad to our executive team. Chad joins us at the perfect time to leverage his experience in driving significant growth in global markets as we look to execute against our renewed corporate strategy. With his track record of execution and wealth of experience, his data-driven approach to sales and marketing strategies and operations will allow us to continue to evolve as a market leader in the space,” continued Mr. Blackford.

Finally, iRhythm estimates preliminary unit volumes for the three months ended June 30, 2022 to be slightly ahead of expectations. The company continues to expect revenue for the full year 2022 in the range of $410 million to $420 million. These estimates are preliminary and therefore subject to change.

“While preliminary, we are pleased with our second quarter volumes that demonstrated steady growth in our core U.S. market at rates slightly ahead of expectations as well as another quarter of record registrations. We look forward to providing additional information during our second quarter 2022 earnings release in August,” concluded Mr. Blackford.

iRhythm Technologies to Report Second Quarter 2022 Financial Results on August 4, 2022
iRhythm will release financial results for the second quarter 2022 after the close of trading on Thursday, August 4, 2022, and the company’s management team will host a corresponding conference call beginning at 1:30 p.m. PT/4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event available on the “Investors” section of the company’s website at: www.irhythmtech.com.

About Mr. Patterson
Chad Patterson most recently served as the Chief Marketing Officer of Dexcom, Inc., where he was responsible for global product management, design, clinical education, customer experience, research, public relations, and healthcare provider and direct-to-consumer marketing. Chad played an instrumental role in driving revenue growth initiatives that resulted in the company growing from $400 million to forecasted revenues of approximately $2.9 billion for fiscal year 2022 as well as expanding beyond the United States and into more than 50 countries generating more than $750 million in annual international sales. Earlier in his career, Chad served in various global strategic brand and product management roles with Nestlé in both the US and Switzerland. In his last post, he was responsible for developing and executing the 10-year global business strategy of Nestle’s fastest growing global brand, Coffee-Mate®. Chad earned his Master of Business Administration from University of Southern California, Marshall School of Business, and a Bachelor of Arts degree from Gonzaga University, where he played Division I soccer.

About iRhythm Technologies, Inc.
iRhythm is a leading digital healthcare company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change the clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include those related to iRhythm’s expected volume for the second quarter of 2022, revenue for the remainder of fiscal year 2022, the duration of the consulting arrangement with David Vort, expansion into additional geographies and markets, and future growth opportunities. Such statements are based on management’s current assumptions that involve risks and uncertainties, and actual outcomes and results could differ materially from those anticipated. The risks and uncertainties that may cause actual results to differ materially from current expectations, many of which are beyond our control, include risks more fully described in iRhythm’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, as filed with the Securities and Exchange Commission on May 6, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except as required by law, iRhythm assumes no obligation to update any such forward-looking statement after the date of this release.

Investor Relations Contact
Stephanie Zhadkevich
(919) 452-5430
stephanie.zhadkevich@irhythmtech.com

iRhythm Media Contact
Morgan Mathis
(310) 528-6306
irhythm@highwirepr.com